  Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of March 30, 2020, SeD Intelligent Home Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, our common stock.

Description of our Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Nevada Revised Statutes for additional information.

Authorized Capital Shares

SeD Intelligent Home Inc. has authorized 1,000,000,000 shares of common stock, $0.001 par value per share, of which 704,043,324 are issued and outstanding.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders.

Dividend Rights

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the growth of our business, our board of directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our board of directors may deem relevant. Holders of our common stock will have equal ratable rights to any dividends which may be declared.

Liquidation Rights

Holders of our common stock will share ratably in all assets legally available for distribution to our stockholders in the event of liquidation, dissolution or winding up of our affairs.

Other Rights and Preferences

Holders of our common stock do not have preemptive, subscription or conversion rights.

Listing

Our common stock is not currently quoted, traded or listed on any exchange.